Exhibit 99.1
Altisource Asset Management Corporation Announces Departure of COO and Interim CEO Danya Sawyer

December 5, 2023

CHRISTIANSTED, U.S. Virgin Islands--(BUSINESS WIRE)—Dec. 5, 2023-- Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE American: AAMC) announces the resignation of Danya Sawyer, Chief Operating Officer of Alternative Lending Group, the Company’s principal operating subsidiary. Ms. Sawyer, whose departure was effective December 1, 2023, also served as AAMC’s interim Chief Executive Officer during the recent restructuring of the Company’s loan business.

“We appreciate Danya’s excellent service and contributions to the Company,” said Chairman of the Board Ricardo Byrd. “We wish her well in her future endeavors.” A successor CEO is expected to be announced within 30 days.

About AAMC
AAMC acquires, originates and manages mortgage loans, mortgage-backed securities and equity investments in underserved markets. Additional information is available at www.altisourceamc.com.
AAMC works to employ capital light operating strategies that have historically been implemented across a variety of industry sectors ranging from REIT management and title insurance and reinsurance to private loan acquisition, origination and disposition. AAMC is committed to an investment philosophy of opportunistic deployment of capital in new ventures that we believe will be accretive to shareholder value. We are likewise committed, as a matter of core corporate values, to exemplary environmental, social and governance principles.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations, and assumptions with respect to, among other things, the Company’s financial results, margins, employee costs, future operations, business plans including its ability to sell loans and obtain funding, and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe,” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation, our ability to develop our businesses, and to make them successful or sustain the performance of any such businesses; our ability to purchase, originate, and sell loans, our ability to obtain funding, market and industry conditions, particularly with respect to industry margins for loan products we may purchase, originate, or sell as well as the current inflationary economic and market conditions and rising interest rate environment; our ability to hire employees and the hiring of such employees; developments in the litigation regarding our redemption obligations under the Certificate of Designations of our Series A Convertible Preferred Stock; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive.

Exhibit 99.1
The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.
Contacts
Charles Frischer
T: +1-813-474-9047
E: charles.frischer@altisourceamc.com